UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ----------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 10, 2004



                         LIQUIDMETAL TECHNOLOGIES, INC.
             (Exact name of Registrant as Specified in its Charter)



           Delaware                        000-31332             20-0121262
(State or other jurisdiction of    (Commission File Number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)


                        25800 Commercentre Dr., Suite 100
                              Lake Forest, CA 92630
               (Address of Principal Executive Offices; Zip Code)

       Registrant's telephone number, including area code: (949) 206-8000

                         100 North Tampa St., Suite 3150
                              Tampa, Florida 33602
                          (Registrant's Former Address)


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                         LIQUIDMETAL TECHNOLOGIES, INC.

                                    FORM 8-K


Item 9.  Regulation FD Disclosure.

The following information is being furnished under Item 9 of Form 8-K:

Effective January 10, 2004, Liquidmetal Technologies, Inc. (the "Company") has entered into an agreement with Growell Metal Co., Ltd. ("Growell Metal") that satisfies and settles certain outstanding accounts receivable and potential claims between Growell Metal and the Company (the "Settlement Agreement"). A description of the material terms and conditions of the Settlement Agreement is set forth below.

The Company previously reported in its Form 10-Q for the third quarter 2003 (filed on November 14, 2003) that it had received from Growell Metal updated information regarding the status of Growell Metal's ingot supply operations. At the time, Growell Metal had been engaged in the manufacture and supply of Liquidmetal alloy ingots that were sold to the Company for use in the Company's casting operations. As further reported in the third quarter Form 10-Q, the updated information provided by Growell Metal suggested that, due to financial challenges associated with its ingot supply operations, Growell Metal may desire to modify its relationship with the Company.

Subsequent to such disclosure, the Company has been engaged in continuing discussions with Growell Metal regarding the nature and structure of the relationship between the two parties. As a result of these discussions, Growell Metal has indicated that it will discontinue its ingot supply operations and has recently threatened to pursue legal claims against the Company's South Korean subsidiary ("Liquidmetal Korea"). These claims were based on an alleged breach by Liquidmetal Korea of a Product Supply Agreement entered into between Growell Metal and Liquidmetal Korea in June 2002. Although Liquidmetal Korea has denied liability on these claims, because the claims involve complex issues of fact and contractual interpretation, the Company has been unable to predict with any certainty whether a court of law in South Korea would have imposed any liability on Liquidmetal Korea in the event that a legal proceeding would have been commenced, nor could the Company predict the extent of damages that may have been awarded.

In addition to the foregoing, in March 2003, Liquidmetal Korea sold Growell Metal five proprietary Liquidmetal alloy casting machines and granted to Growell Metal a license to use such casting machines to manufacture auto parts for South Korean automobile manufacturers (the "Diecasting Agreement"). Immediately prior to the Settlement Agreement, Liquidmetal Korea had an unpaid account receivable from Growell Metal in the amount of approximately $2.1 million (US) for the purchase of these casting machines. In addition to discontinuing its ingot supply operations, Growell Metal has also recently indicated to the Company that it may discontinue this Liquidmetal casting business. Although Growell Metal had never denied its obligation to pay this outstanding receivable and had not alleged a breach of the Diecasting Agreement, the Company had recently come to believe that, based on the pendency of the dispute under the Product Supply Agreement, the discontinuation of Growell Metal's ingot supply business, and the potential discontinuation of Growell Metal's casting business, there is substantial doubt as to whether the Company would have been able to collect such account receivable.


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As a result of the foregoing, the Company determined that it would be in the best interest of the Company's shareholders to settle the foregoing claims and obligations upon the terms and conditions of the Settlement Agreement. The material terms of the Settlement Agreement are as follows:

         * Pursuant to and upon the execution of the Settlement Agreement, Growell Metal has satisfied in full the $2.1 million account receivable to Liquidmetal Korea for the casting machines bought by Growell Metal in connection with the Diecasting Agreement.

         * Pursuant to the Settlement Agreement, Liquidmetal Korea has purchased from Growell Metal approximately $4.9 million in equipment and materials inventory that was used in Growell Metal's ingot supply operations. Approximately $2.1 million of the purchase price for this equipment has been paid through the offsetting of the $2.1 million casting machine receivable from Growell Metal as described above, while the remaining balance of approximately $2.8 million must be paid by December 31, 2004 in cash or by Company common stock (as decided by the Company). If the amount is paid in Company stock, the stock will be valued for such purpose on the basis of the average closing price of the Company's common stock during the five trading days immediately preceding the date on which the payment is made. The Company intends to use this equipment in its manufacturing operations or its licensing/equipment sales business.

         * The Company and Growell Metal have granted to each other comprehensive mutual releases whereunder all current, prior, and future claims under the Product Supply Agreement and Diecasting Agreement are waived and released, and all other potential prior or current claims between the parties from any other source (whether known or unknown) are also released.

         * The Diecasting Agreement will continue to remain in effect, although all potential claims (including future claims)
                  against the Company are released thereunder.   Additionally,
                  in the event that Growell Metal desires to assign its rights under the Diecasting Agreement and sell its casting machines to a third party, the Company will cooperate with Growell Metal in facilitating such assignment. If Growell Metal desires to sell its Liquidmetal casting machines, then the Company must encourage third parties to purchase Liquidmetal casting machines from Growell Metal before the Company tries to sell any of its own casting machines to the third party, provided that the casting machines owned by Growell Metal meet the third-party's specifications.





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                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

                                       LIQUIDMETAL TECHNOLOGIES, INC.



                                       By: /s/ John Kang
                                           -------------------------------------
                                           John Kang
                                           Chairman, President, and Chief
                                           Executive Officer





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Date: January 15, 2004